EXHIBIT 10.1
NOBLE CORPORATION PLC
2022 LONG-TERM INCENTIVE PLAN
GLOBAL AMENDMENT TO RESTRICTED STOCK UNIT AWARDS

    This Global Amendment (this “Amendment”) to the Outstanding Awards (as defined below) is hereby adopted by Noble Corporation plc, a company organized under the laws of England and Wales (the “Company”), as of August ____, 2023 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Noble Corporation plc 2022 Long-Term Incentive Plan (the “Plan”).

RECITALS

1.The Company previously granted the Participant named below one or more awards of Restricted Stock Units pursuant to the terms and conditions of the Plan and those certain Director Restricted Stock Unit Awards, which Restricted Stock Units remain outstanding as of the Effective Date (collectively the “Outstanding Awards”).
2.In accordance with its authority under the Section 12 of the Plan, the Committee has approved the amendment of the Outstanding Awards as set forth below to provide for the payment of Dividend Equivalents on such Outstanding Awards in the form of cash or Shares, as determined in the Board’s discretion, and has determined that such amendment does not materially adversely affect the rights of the Participant under the Outstanding Awards.

AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Outstanding Awards are hereby amended as follows:

1.The section of each of the Outstanding Awards entitled “Dividend Equivalents” is amended and restated in its entirety to read as follows:

Dividend Equivalents. In connection with the Awarded Restricted Stock Units the Company hereby awards to Director Dividend Equivalents with respect to any cash dividends payable with respect to the Shares. Such cash Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the Awarded Restricted Stock Units, and shall be payable in the form of a number of Shares (rounded down to nearest whole Share) equal to the amount of such cash Dividend Equivalents divided by the Fair Market Value of a Share at vesting, or shall be payable in cash in the sole discretion of the Board. Accordingly, the right to receive such cash Dividend Equivalent payments shall be forfeited to the extent that the Awarded Restricted Stock Units do not vest, are forfeited or are otherwise cancelled pursuant to this Instrument.
2.Except as expressly amended hereby, the Outstanding Awards shall remain in full force and effect in accordance with their terms.

3.This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.

IN WITNESS WHEREOF, the Company has signed and delivered this Amendment as of the Effective Date.

NOBLE CORPORATION PLC

By:
Jennie Howard
Senior Vice President, General Counsel and Corporate Secretary
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